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                                                                   Exhibit 99.1


                    RENAISSANCERE HOLDINGS LTD. EXPANDS BOARD


PEMBROKE, Bermuda--December 23, 1996-- The shareholders of RenaissanceRe Holdings Ltd. (NYSE: RNR) at a Special General Meeting today voted to expand the Company's Board of Directors to eleven members from nine members, approved the issuance of diluted voting shares, a new series of capital shares of the Company, and approved certain corporate governance changes.

The Board of Directors of the Company, subsequent to the Special General Meeting, appointed Sidney Lapidus, John C. Sweeney and David A. Tanner to the Board of Directors of the Company effective today. Sidney Lapidus and David A. Tanner are Managing Directors of E.M. Warburg, Pincus & Co., Inc. John C. Sweeney is a Senior Vice President and Chief Investment Officer of USF&G and Chairman of Falcon Asset Management, USF&G's asset management subsidiary.

RenaissanceRe Holdings Ltd., through its subsidiaries Renaissance Reinsurance Ltd. and Glencoe Insurance Ltd., is a global provider of insurance and reinsurance. The Company's principal product is property catastrophe reinsurance.


    CONTACT:    Keith S. Hynes                  John D. Nichols, Jr.
                Senior Vice President           Assistant Vice President
                and Chief Financial Officer     and Treasurer
                (441) 295-4513                  (441) 295-4513



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